Exhibit 10.1

CFO AGREEMENT

This CFO AGREEMENT dated as of December 15, 2021 (this “Agreement”), between Amesite, Inc. a Delaware corporation (the “Company”), and Mark Corrao (the “CFO”).

WHEREAS, the Board of Directors of the Company desires to engage CFO to provide professional services, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the CFO has agreed to provide such professional services, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company has agreed to and entered into a separate consulting service agreement for pre-audit services and SEC compliance services with The CFO Squad LLC dated December, 2021 (the “CFO Squad Agreement”);

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent CFO. The Company, through the action of its Board of Directors, hereby engages the CFO, and the CFO will serve the Company, as a CFO. During the term of this Agreement, the CFO will serve as the non-employee Chief Financial Officer of the Company on a part-time basis. The Company confirms that the CFO has been duly appointed as the CFO of the Company and will remain as an executive officer of the Company during the term of this Agreement.

2.	Duties, Term, and Compensation. The CFO’s duties, term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit A, which may be amended in writing from time to time by the CFO and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. During the term of this Agreement, the CFO shall invoice, and the Company shall reimburse the CFO for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder.

4.	Confidentiality. The CFO acknowledges that during the engagement he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The CFO agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the CFO or otherwise coming into his possession, shall remain the exclusive property of the Company. The CFO shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the CFO shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control.

5.	Conflicts of Interest; Non-hire Provision. The CFO represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the CFO and any third party. Further, the CFO, in rendering his duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he does not have a proprietary interest. During the term of this Agreement, the CFO shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Company acknowledges that this Agreement only obligates the CFO to serve a limited percent of his working time with the Company, that the CFO has numerous other commitments. The CFO is expressly free to perform services for other parties while performing services for the Company and is permitted to be employed by The CFO Squad LLC.

6.	Indemnification and D&O Insurance: The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless the CFO for any and all acts taken or omitted to be taken by the CFO hereunder (except for bad faith, gross negligence or willful misconduct) as if the CFO was an officer of the Company as provided in the charter and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as an officer. The provisions of this Section shall survive any termination of this Agreement. In addition, until the five (5) year anniversary of the termination or expiration of this Agreement, the Company shall maintain in effect liability insurance coverage for the CFO (as an insured person) with respect to his service under this Agreement, on the same or more favorable terms and conditions (from the perspective of the CFO) as under the liability insurance policies of the Company in effect as of the date of this Agreement.

7.	Merger. This Agreement will not automatically terminate upon the merger or consolidation of the Company into or with any other entity.

8.	Termination. Either party may terminate this Agreement at any time by thirty (30) days written notice by either party, but shall automatically terminate after thirty (30) days if for any reason the Company has terminated its CFO Squad Agreement for Pre-Audit Services and SEC Compliance Services.

9.	Independent CFO. This Agreement shall not render the CFO an employee, partner, agent of, or joint venturer with the Company for any purpose. The CFO is and will remain an independent CFO in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the CFO’s compensation hereunder. The CFO shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

10.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

11.	Choice of Law. The laws of the state of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

12.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled pursuant to the terms of the Amesite Mediation and Arbitration Procedure described in the Mediation and Arbitration Agreement attached hereto as Exhibit B.

13.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

15.	Assignment. The CFO shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

16.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the CFO: Mark Corrao

156 Marisa Circle

Staten Island, NY 10309

If to the Company: Amesite, Inc.

607 Shelby Street

Suite 700, PMB 214

Detroit, MI 48226

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

17.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

19.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

Amesite, Inc.	Mark Corrao

By: /s/ Ann Marie Sastry, Ph.D.	By: /s/ Mark Corrao
Date: 12/16/2021	Date: 12/16/2021
Its: Chief Executive Officer

EXHIBIT A

DUTIES, TERM, AND COMPENSATION

DUTIES:	The CFO will perform on a part time basis the duties typically required of a Chief Financial Officer, including, but not limited to accounting oversight, overseeing the preparation of quarterly and annual financial statements to be filed with the SEC, overseeing the financial filings required on Forms 8-K, 10-Q and 10-K and such other filings as may be required and in coordination with Deloitte & Touche LLP, Amesite’s independent public accountants with respect to quarterly reviews and annual audits.

CFO will report directly to the CEO and to any other party designated by the CEO in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the CFO.

The CFO will not be obligated to be a signatory over any bank, brokerage and/or other financial institution account and shall not be responsible for the custody of funds. Any access to any banking or financial institution will be strictly limited to a viewing capacity only and the Company will grant CFO and/or CFO’s designee, or designee of the CFO Squad such access.

The CFO’s work is strictly limited to the review of the payroll service reports as provided by ADP or similar service. At no time shall the CFO assume the responsibility for the management of its payroll services, nor shall the CFO assume any responsibility for management’s responsibility for the payment of any payroll taxes and the Company, its officers and directors shall indemnify the CFO for any failure by the Company to provide its payroll service or tax authority with sufficient funds to pay any and all payroll taxes.

TERM:	This engagement shall commence upon execution of this Agreement and shall continue in full force and effect for a period of one (1) year. The Agreement may only be extended thereafter by mutual agreement, unless terminated earlier by operation of and in accordance with this Agreement.

COMPENSATION:

As compensation for the services rendered pursuant to this Agreement, Company shall pay CFO Three Thousand U.S. dollars ($3,000.00) upon signing this Agreement, and Three Thousand U.S. dollars ($3,000.00) per month thereafter payable on the first business day of each month provided the Company has engaged and continues to engage The CFO Squad LLC under the CFO Squad Agreement to provide Pre-Audit Services and SEC Compliance services.

EXHIBIT B

MEDIATION AND ARBITRATION AGREEMENT

Dear Amesite Employee,

Although Amesite hopes that employment disputes with its employees will not occur, Amesite believes that when these disputes do arise, it is in the mutual interest of all concerned to handle them promptly and with a minimum of disturbance to the operations of Amesite's businesses and the lives of its employees.

Accordingly, to provide for more expeditious resolution of certain employment-related disputes that may arise between Amesite and its employees, Amesite has instituted a mandatory mediation and arbitration procedure (the “Amesite Mediation and Arbitration Procedure” or the “Procedure”) for all employees. Under the Procedure, certain disputes that may arise from your employment with Amesite or the termination of your employment must (after appropriate attempts to resolve your dispute internally through Amesite management channels) be submitted for resolution by non-binding mediation and, if necessary, mandatory arbitration.

In agreeing to submit certain employment disputes for resolution by private mediation and (if necessary) arbitration, you acknowledge that this Agreement is given in exchange for rights to which you are not otherwise entitled – namely, your employment as an Amesite employee and the more expeditious resolution of employment disputes. In exchange for your agreement to submit these disputes to mediation and (if necessary) binding arbitration, Amesite likewise agrees to the use of mediation and arbitration as the exclusive forum for resolving employment disputes covered by this Agreement.

Hence, the parties shall be precluded from bringing or raising in court or another forum any dispute that was or could have been brought or raised under the procedures set forth in this Agreement.

The Amesite Mediation and Arbitration Procedure

1. As a condition of your employment at Amesite, you agree that any controversy or claim arising out of or relating to your employment relationship with Amesite or the termination of that relationship, must be submitted for non-binding mediation before a third-party neutral and (if necessary) for final and binding resolution by a private and impartial arbitrator, to be jointly selected by you and Amesite.

a. Claims Covered: This agreement to submit to mediation and (if necessary) arbitration:

i. Covers any dispute concerning the arbitrability of any such controversy or claim; and

ii. Includes, but is not limited to, any claim that could be asserted in court or before an administrative agency or claims for which the employee has an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, discrimination based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability or medical condition or other characteristics protected by statute) claims for wrongful discharge; violations of the Family and Medical Leave Act (FMLA); violations of confidentiality or breaches of trade secrets; and/or claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, and whether based on statute or common law; and

iii. All those claims whether made against Amesite, any of its subsidiary or affiliated entities or its individual officers or directors (in an official or personal capacity).

b. Claims Not Covered: Claims covered by this Agreement do not include:

i. A claim for workers' compensation benefits;

ii. A claim for unemployment compensation benefits;

iii. A claim under the National Labor Relations Act (NLRA), as amended;

iv. A claim by Amesite for injunctive or other equitable relief, including without limitation claims for unfair competition and the use or unauthorized disclosure of trade secrets or confidential information, for which Amesite may seek and obtain relief from a court of competent jurisdiction; and

v. A claim based upon Amesite's current (successor or future) employee benefits and/or welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under the plan.

c. Internal Efforts: As a prerequisite for submitting an employment dispute to mediation and, if necessary, arbitration, both you and Amesite agree to make good faith efforts at resolving any dispute internally on an informal basis through Amesite management channels appropriate to that particular dispute. Your point of contact will be Human Resources, Attn: Mike Smiley, Director of People at smiley@amesite.com, at 607 Shelby St., Suite 700, PMB 214, Detroit, MI 48226. Only when those internal efforts fail may an employment dispute be submitted to mediation and (if necessary) final and binding arbitration under the terms of the Procedure.

d.       Nonbinding Mediation: If efforts at informal resolution fail, disputes arising under this Agreement must first be submitted for non-binding mediation before a neutral third party. Mediation is an informal process where the parties to a dispute meet in an attempt to reach a voluntary resolution, using the third party as a facilitator. Mediation shall be conducted and administered by the American Arbitration Association (AAA) under its Employment Mediation Rules, which are incorporated into this Procedure by reference; or other applicable rules.

e.       Binding Arbitration: If a covered dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final binding confidential arbitration under the Procedure. The arbitration will be conducted under the Employment Dispute Resolution Rules of the AAA or other applicable rules (the “Rules”) with the additional proviso that the Procedure shall be conducted on a confidential basis. These Rules, incorporated by reference into this Procedure, include (but are not limited to) the procedures for the joint selection of an impartial arbitrator and for the hearing of evidence before the arbitrator. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information before a hearing, including, but not limited to, production of documents, information requests, depositions and subpoenas. A copy of the complete AAA Employment Dispute Resolution Rules may be obtained from Mike Smiley, Director of People at smiley@amesite.com, at 607 Shelby St., Suite 700, PMB 214, Detroit, MI 48226.

i. Any conflict between the rules and procedures set forth in the AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement.

ii. The burden of proof at an arbitration shall at all times be on the party seeking relief.

iii. In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the parties as applicable in Michigan. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law, including, without limitation, Title VII, the Age Discrimination in Employment Act, the Family and Medical Leave Act and other applicable civil rights and employment laws.

f. Time Limits and Procedures: The aggrieved party must give written notice of any claim to the other party as soon as possible after the aggrieved first knew or should have known of the facts giving rise to the claim. The written notice shall describe the nature of all claims asserted and the facts upon which those claims are based and shall be mailed to the other party by certified or registered mail, return receipt requested. Any such notice mailed to Amesite shall be addressed to: Mike Smiley, Director of People at smiley@amesite.com, at 607 Shelby St., Suite 700, PMB 214, Detroit, MI 48226.

i. Any mediation or arbitration conducted under this Agreement shall take place in Michigan unless an alternative location is chosen by the mutual agreement of the parties. The arbitrator shall render a decision and award within 30 days after the close of the arbitration hearing or at any later time on which the parties may agree. The award shall be in writing and signed and dated by the arbitrator and shall contain express findings of fact and the basis for the award.

ii. The parties agree to share equally the AAA administrative fees and the arbitrator's fees and expenses. All other costs and expenses associated with the arbitration, including, without limitation, each party's respective attorneys' fees, shall be borne by the party incurring the expense.

iii. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The award may be vacated or modified only on the grounds specified in the U.S. Arbitration Act or other applicable law.

g. No Retaliation/Employment At-Will:

i. Under no circumstances will an Amesite employee be retaliated against in any way for invoking the Procedure in good faith to seek the resolution of a dispute. Amesite managers who engage in such retaliation will be subject to discipline under the appropriate Amesite disciplinary procedures.

ii. The Amesite Arbitration and Mediation Procedure does not in any way alter the atwill employment status of Amesite employees. Amesite and its employees are always free to terminate the employment relationship at any time for any lawful reason and employment is not for any specific or definite duration.

h. Severability: In the event any portion of this agreement is found to be unenforceable or illegal, it can be severed, and the other provisions will remain in full force and effect.

2. This Agreement sets forth the complete agreement of the parties on the subject of mediation and arbitration of the covered claims defined above and supersedes any prior or contemporaneous oral or written understanding on these subjects. No party is relying on any representations, oral or written, on the subject or the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Procedure.

By providing your signature below, you indicate your agreement to the terms set forth above. By the provision of the signature of the Amesite Company Official named below, Amesite indicates its agreement, as well, to the terms set forth in this Procedure. Both parties understand that by agreeing to the terms in this Procedure, both are giving up any constitutional or statutory right they may possess to have covered claims decided in a court of law before a judge or a jury.

Agreed to and acknowledged as of December 16, 2021:

AMESITE INC.

By: /s/ Ann Marie Sastry, Ph.D.

Name: Ann Marie Sastry, Ph.D.

Title: Chief Executive Officer

EMPLOYEE

By: /s/ Mark Corrao

Name: Mark Corrao

Title: Chief Financial Officer